Exhibit 99.1

COMPANY CONTACTS

Shareholder Services

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM’S TO GO BRANDS ACQUIRED BY

CELL-NIQUE AND HEALTHY BRANDS COLLECTIVE

SAN DIEGO, Calif. – November 18, 2013 - Cardium Therapeutics (NYSE MKT: CXM) today announced that Cell-nique Corporation, which owns a variety of innovative businesses that are part of the Healthy Brands Collective®, has acquired To Go Brands® in an asset purchase for approximately $2.5 million though exchange of a preferred equity position in Healthy Brands.

Consistent with Cardium’s business model of developing businesses that can be partnered or monetized with larger enterprises, Healthy Brands has been making significant acquisitions and has previously reported plans to move forward as a public company as its businesses advance through internal growth and by further acquisition.

Through recent acquisitions and today’s purchase of Cardium’s To Go Brands business, Healthy Brands’ portfolio now includes nine independent brand product platforms including Cell-nique®, Cherrybrook Kitchen®, Yumnuts®, Living Harvest/Tempt®, Bites of Bliss®, Funky Monkey®, High Country® probiota kombucha drinks and Organics European Gourmet Bakery™ (Dr. Oetker) natural and organic baking mixes.

Cell-nique is not yet a public reporting company, but annualized revenue is currently estimated to exceed $13.0 million, without giving effect to its recently-completed acquisitions of the Funky Monkey and To Go Brands businesses. Cardium’s preferred stock position in Cell-nique is convertible into common stock currently representing approximately 4% of the fully-diluted common stock, it accrues an 8% annual dividend, and it comes with certain rights and preferences described in Cell-nique’s articles of incorporation. For more information on Cell-nique and the Healthy Brands Collective, visit www.healthybrandsco.com.

Cardium, through its health sciences unit, will retain the trademarks and technology relating to the MedPodium nutra-apps and nutraceutical product line, and will retain its investment interest in SourceOne, a nutraceutical and health sciences ingredient supplier.

The sale of the To Go Brands unit is Cardium’s second development and monetization of a portfolio business. Its InnerCool subsidiary was advanced and sold to a U.S. affiliate of Philips for approximately $12.5 million.

About Cardium

Cardium is a health sciences and biotechnology regenerative medicine company. Cardium has three business units: (1) Angionetic Therapeutics™, focused on the late-stage clinical development of Generx®, an angiogenic gene therapy product candidate for the treatment for cardiac microvascular insufficiency due to advancing coronary artery disease; (2) Activation Therapeutics™, a regenerative medicine wound healing technology and commercialization platform, that includes Excellagen®, an FDA-cleared advanced wound care product; and (3) LifeAgain® Insurance Solutions, an advanced medical data analytics platform that supports the Company’s BlueMetric Select term life insurance program underwritten by Symetra Life Insurance for men with active localized prostate cancer. For more information about Cardium visit www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from expectations. For example, there is no assurance that Cell-nique and Healthy Brands will be successful in their business development efforts, that the company will go public, or that Cardium’s preferred stock position will result in an increase in value that can be realized by Cardium; that planned product development efforts and clinical studies can be performed in an efficient and effective manner; that regulatory approvals can be obtained in a timely manner or at all; that partnering, distribution or other commercialization efforts can be achieved; that our products or proposed products will prove to be sufficiently safe and effective; that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive; that third parties on whom we depend will behave as anticipated; or that necessary regulatory approvals will be obtained. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development, testing and marketing of biologics, medical devices and other products, and the conduct of human clinical trials, including the timing, costs and outcomes of such trials, whether our efforts to launch new products and expand our markets will be successful or completed within the time frames contemplated, our dependence upon proprietary technology, our ability to obtain necessary funding, regulatory approvals and qualifications, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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Cardium Therapeutics®, Generx®, Excellagen®, LifeAgain®, BlueMetric™, Decision Rule Adaption™, ADAPT™,

Angionetic Therapeutics™, Activation Therapeutics™ are trademarks of Cardium Therapeutics, Inc. or Tissue Repair

Company. Other trademarks belong to their respective owners.